EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CHARMING SHOPPES REPORTS SECOND QUARTER RESULTS;
PROVIDES OUTLOOK FOR THE SECOND HALF OF FISCAL 2009

Bensalem, PA, August 27, 2008 – Charming Shoppes, Inc. (NASDAQ:CHRS) a leading multi-brand, multi-channel specialty apparel retailer specializing in women's plus-size apparel, today reported sales and operating results for the second quarter ended August 2, 2008.  The Company today also provided its initial earnings outlook for the second half ending January 31, 2009.

Thirteen Weeks Ended August 2, 2008
For the thirteen weeks ended August 2, 2008, the Company reported a loss from continuing operations of $(3.7) million, or $(0.03) per diluted share.  This compares to income from continuing operations of $20.9 million, or $0.16 per diluted share for the thirteen weeks ended August 4, 2007.

The Company’s loss from continuing operations for the second quarter ended August 2, 2008 includes after-tax charges of $5.8 million, or $0.05 per diluted share, related to the severance agreement between Charming Shoppes and its former Chief Executive Officer, and $3.5 million, or $0.03 per diluted share, related to previously announced consolidation and streamlining initiatives.

The Company’s second quarter and first half results for the current and prior year periods exclude the operating results of the non-core misses apparel catalog titles within the Company’s Direct-to-Consumer segment, which have been classified as a “discontinued operation.”  This financial presentation is related to the Company’s April 25, 2008 announcement on the Company’s exploration of the sale of its non-core misses apparel catalog titles, and the subsequent August 25, 2008 announcement of an agreement of sale of such catalog titles.

Net sales from continuing operations for the thirteen weeks ended August 2, 2008 decreased 7% to $648.6 million, compared to net sales from continuing operations of $694.4 million for the thirteen weeks ended August 4, 2007.

•
Net sales for the Company’s Retail Stores segment were $622.0 million during the thirteen weeks ended August 2, 2008, a decrease of 9% compared to $685.1 million during the thirteen weeks ended August 4, 2007.  Consolidated comparable store sales for the Company’s Retail Stores segment decreased 10% during the thirteen weeks ended August 2, 2008, compared to a 3% decrease in comparable store sales during the thirteen weeks ended August 4, 2007.

•
Net sales from continuing operations for the Company’s Direct-to-Consumer segment were $22.5 million during the thirteen weeks ended August 2, 2008, compared to $4.2 million during the thirteen weeks ended August 4, 2007.  The increase is related to incremental sales related to the launch of the Lane Bryant Woman catalog in November 2007.

Commenting on sales and operating results for the quarter, Alan Rosskamm, Chairman and Interim Chief Executive Officer of Charming Shoppes, Inc. stated, “As we manage through this challenging environment, it has been our strategy to operate with leaner inventories, execute on cost savings and streamlining opportunities, and realign our businesses in order to focus our energies on our core brands - Lane Bryant, Fashion Bug and Catherines.

“We have made progress on a number of initiatives that have contributed to the generation of significant free cash flow, year to date. We are committed to continue managing our inventories tightly, and plan to end the fiscal year with lower levels of inventory.  We have begun to realize decreases in overall SG&A expenses through our implementation of several cost reduction initiatives.  Furthermore, we believe additional savings opportunities exist.  Despite our disappointing comparable store sales performance during the quarter, we were able to maintain our SG&A ratio to sales as compared to a year ago.  We have closed 78 of the 150 underperforming stores identified for closure during this fiscal year, which is expected to contribute to improvements in our operating performance in future periods.  Also, the relocation of our Catherines’ home office operations to Bensalem was completed on schedule during the first quarter, and during the second quarter, we completed the sale of our Memphis, Tennessee distribution center, which provided $4.8 million in cash proceeds.

“Earlier this week, we signed an agreement for the sale of our non-core misses catalog titles to Orchard Brands, and announced our plans to explore the sale of our Figi’s Gifts in Good Taste catalog business, based in Wisconsin.  These announcements support our strategy to refocus our energies on our core brands and to leverage our leading market share position in women's specialty plus apparel.  Our decision to consider selling our Figi’s business should not be seen in any way as a negative reflection on the performance of the Figi’s business.  In fact, Figi’s continues to perform quite profitably and generates substantial cash flow.  We and our Board of Directors are committed to identifying an appropriate buyer for this attractive asset, but will only do so in a transaction that we deem financially favorable.”

Twenty-six Weeks Ended August 2, 2008
For the twenty-six weeks ended August 2, 2008, the Company reported a loss from continuing operations of $(3.1) million, or $(0.03) per diluted share.  This compares to income from continuing operations of $47.4 million, or $0.36 per diluted share for the twenty-six weeks ended August 4, 2007.

The Company’s loss from continuing operations for the first half ended August 2, 2008 includes after-tax charges of $5.8 million, or $0.05 per diluted share, related to the severance agreement between Charming Shoppes and its former Chief Executive Officer, $5.8 million, or $0.05 per diluted share, related to previously announced consolidation and streamlining initiatives, and $3.7 million, or $0.03 per diluted share, for advisory and legal fees arising out of the proxy contest which was settled on May 8, 2008.

Net sales from continuing operations for the twenty-six weeks ended August 2, 2008 decreased 7% to $1.290 billion, compared to net sales from continuing operations of $1.391 billion for the twenty-six weeks ended August 4, 2007.

•
Net sales for the Company’s Retail Stores segment were $1.235 billion during the twenty-six weeks ended August 2, 2008, a decrease of 10% compared to $1.371 billion during the twenty-six weeks ended August 4, 2007.  Consolidated comparable store sales for the Company’s Retail Stores segment decreased 11% during the twenty-six weeks ended August 2, 2008, compared to a 2% decrease in comparable store sales during the twenty-six weeks ended August 4, 2007.

•
Net sales from continuing operations for the Company’s Direct-to-Consumer segment were $49.5 million during the twenty-six weeks ended August 2, 2008, compared to $14.6 million during the twenty-six weeks ended August 4, 2007.  The strong increase is related to incremental sales related to the launch of the Lane Bryant Woman catalog in November 2007.

Comparable store sales by retail brand for the three and six month periods ended August 2, 2008, were:

	Three Months Ended 8/2/08	Six Months Ended 8/2/08
Lane Bryant Stores(1)	-11%	-11%
Fashion Bug Stores	-9%	-11%
Catherines Stores	-12%	-14%
Consolidated Retail Store Brands	-10%	-11%
(1) Includes Lane Bryant Outlet Stores

Net sales from continuing operations by brand for the three and six month periods ended August 2, 2008 and August 4, 2007 were:

	Three Months	Three Months	Six Months	Six Months
	Ended 8/2/08	Ended 8/4/07	Ended 8/2/08	Ended 8/4/07
	($ in millions)	($ in millions)	($ in millions)	($ in millions)
Lane Bryant(1)	$283.3	$306.5	$581.6	$629.7
Fashion Bug	248.8	279.9	471.2	536.9
Catherines	83.0	93.7	169.8	194.4
Direct-to-Consumer	22.5	4.2	49.5	14.6
Other (2)	11.0	10.1	17.9	15.4
Consolidated Net Sales from Continuing Operations	$648.6	$694.4	$1,290.0	$1,391.0
(1) Includes Lane Bryant Outlet Stores; (2) Includes Petite Sophisticate Retail and Outlet Stores, and Corporate and Other.

Discontinued Operations
For the thirteen weeks ended August 2, 2008, the Company reported a loss from discontinued operations of $(4.6) million, (net of tax), or $(0.04) per diluted share, compared to a loss of $(2.6) million (net of tax), or $(0.02) per diluted share for the corresponding period a year ago.  The loss from discontinued operations for the second quarter is primarily related to an after-tax loss on results of operations of approximately $(6.1) million, from the non-core misses catalog businesses.

For the twenty-six weeks ended August 2, 2008, the Company reported a loss from discontinued operations of $(39.7) million (net of tax), or $(0.35) per diluted share, compared to a loss of $(2.8) million (net of tax), or $(0.02) per diluted share for the corresponding period a year ago.  The loss from discontinued operations for the first half includes an after-tax loss on results of operations of approximately $(12.9) million, and an estimated loss on disposal of approximately $(26.9) million, related to the planned sale of the non-core misses catalog businesses.

Outlook for the Third Fiscal Quarter ending November 1, 2008 and Fourth Fiscal Quarter ending January 31, 2009
Given the continuing uncertain economic climate and the Company’s expectations for continuing weak traffic trends, the Company continues its conservative approach in planning for the third quarter of fiscal year 2009. As a result, the Company will maintain lean inventories and carefully control operating expenses, in an effort to continue to generate positive free cash flow.

For the three month period ending November 1, 2008, the Company has projected diluted loss per share from continuing operations in the range of $(0.11) to $(0.09), compared to diluted loss per share from continuing operations of $(0.01) for the corresponding period ended November 3, 2007.  This projection includes pre-tax charges of $2.0 million ($1.3 million after-tax, or $0.01 per diluted share), related to previously announced streamlining initiatives. The Company's projection for the third quarter assumes net sales from continuing operations in the range of $560 to $570 million, compared to net sales from continuing operations of $599.7 million for the period ended November 3, 2007.  The Company's projection assumes high single digit percentage decreases in consolidated comparable store sales for the Company's Retail Stores segment, compared to an 8% decrease in consolidated comparable store sales in the prior year.

For the three month period ending January 31, 2009, the Company anticipates narrowing its diluted loss per share from continuing operations, as compared to the corresponding period ended February 2, 2008.  In the fourth quarter of the previous year, the Company recorded a loss from continuing operations before extraordinary item of $(0.19), excluding a charge* of $0.84 related to the impairment of goodwill and trademarks.  (*Refer to the Company’s GAAP to non-GAAP reconciliation, below.)

*Reconciliation of GAAP to Non-GAAP Financial Measures
For the Quarter Ended February 2, 2008

13 Weeks Ended 2/2/08
Net (Loss) before Extraordinary Gain per Share on a GAAP basis	$(1.03)
Impact of impairment charge	$0.84
Net (Loss) before Extraordinary Gain per Share on a non-GAAP basis	$(0.19)

SEC REGULATION G -- Charming Shoppes, Inc. reports its financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that non-GAAP performance measures, which exclude one-time charges, present the operating results of the Company on a basis consistent with those used in managing the Company's business, and provide users of the Company's financial information with a more meaningful report on the condition of the Company's business. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

Charming Shoppes, Inc. will host its second quarter earnings conference call today at 9:15 am Eastern time.  To listen to the conference call, please dial 877-407-8293 approximately 10 minutes prior to the scheduled event.  The conference call will also be simulcast at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives.  The general public is invited to listen to the conference call via the webcast or the dial-in telephone number.

This press release, a transcript of prepared conference call remarks, and certain other financial and statistical information will be available, prior to today’s conference call, on the Company’s corporate website, at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives. An audio rebroadcast of the conference call will be accessible at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives, following the live conference.

The conference call will be recorded on behalf of Charming Shoppes, Inc. and consists of copyrighted material.  It may not be re-recorded, reproduced, transmitted or rebroadcast, in whole or in part, without the Company's express written permission.  Accessing this call or the rebroadcast constitutes consent to these terms and conditions.  Participation in this call serves as consent to having any comments or statements made appear on any transcript, broadcast or rebroadcast of this call.

At August 2, 2008, Charming Shoppes, Inc. operated 2,359 retail stores in 48 states under the names LANE BRYANT®, FASHION BUG®, FASHION BUG PLUS®, CATHERINES PLUS SIZES®, LANE BRYANT OUTLET®, and PETITE SOPHISTICATE OUTLET®.  During the six months ended August 2, 2008 the Company opened 37, relocated 36, and closed 87 retail stores.  The Company ended the period with 929 Fashion Bug and Fashion Bug Plus stores, 908 Lane Bryant and Lane Bryant Outlet stores, 463 Catherines stores, and 59 Petite Sophisticate and Petite Sophisticate Outlet stores, comprising approximately 15,521,000 square feet of leased space.  Additionally, the Company operates the following direct-to-consumer titles:  Lane Bryant WomanTM, Figi's®, and shoetrader.com.  Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

Safe Harbor Statement
This press release contains and the Company’s conference call will contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning appointments of executives, the Company's operations, performance, and financial condition. Such forward- looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated.  Such risks and uncertainties may include, but are not limited to:  the failure to consummate the sale of our non-core misses apparel catalogs to Orchard Brands, the failure to sell the misses apparel catalog credit card receivables to Alliance Data Systems, the failure to sell Figi's, the failure to find a suitable permanent replacement for the Company's former Chief Executive Officer within a reasonable time period, the failure to consummate our identified strategic solution for our other non-core assets, the failure to effectively implement our planned consolidation,  cost and capital budget reduction plans, the failure to implement the Company's business plan for increased profitability and growth in the Company's retail stores and direct-to-consumer segments, the failure to effectively implement the Company's plans for consolidation of the Catherines Plus Sizes brand, a new organizational structure and enhancements in the Company's merchandise and marketing, the failure to generate a positive response to the Company's new Lane Bryant catalog and the Lane Bryant credit card program, the failure to successfully implement the Company's expansion of Cacique through new store formats, the failure to achieve improvement in the Company's competitive position, adverse changes in costs vital to catalog operations, such as postage, paper and acquisition of prospects, declining response rates to catalog offerings, the failure to maintain efficient and uninterrupted order- taking and fulfillment in our direct-to-consumer business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, escalation of energy costs, a weakness in overall consumer demand, the failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from the Company's centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2008, our Quarterly Reports on Form 10-Q and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Vice President, Investor Relations
215-638-6955

CHARMING SHOPPES, INC.
(Unaudited)

		2nd Quarter		2nd Quarter
		Ended		Ended
	Percent	Aug. 2,	Percent	Aug. 4,	Percent
(in thousands, except per share amounts)	Change	2008	of Sales (a)	2007	of Sales (a)

Net sales	(6.6)	$648,616	100.0	$694,359	100.0

Cost of goods sold, buying, catalog and occupancy	(2.3)	473,868	73.1	485,236	69.9
Selling, general, and administrative	(6.4)	164,995	25.4	176,223	25.4
Restructuring & other charges (b)	N/A	14,945	2.3	0	0.0
Total operating expenses	(1.2)	653,808	100.8	661,459	95.3

Income/(loss) from operations	(115.8)	(5,192)	(0.8)	32,900	4.7

Other income, principally interest	(79.0)	792	0.1	3,771	0.5
Interest expense	(21.9)	(2,201)	(0.3)	(2,818)	(0.4)

Income/(loss) from continuing operations before income taxes	(119.5)	(6,601)	(1.0)	33,853	4.9
Income tax (benefit)/provision	(122.3)	(2,891)	(0.4)	12,959	1.9

Income/(loss) from continuing operations	(117.8)	(3,710)	(0.6)	20,894	3.0

Loss from discontinued operations (including reduction in
the estimated loss on disposal of $1,506), net of tax (c)	76.9	(4,627)	(0.7)	(2,615)	(0.4)
Net income/(loss)	(145.6)	$(8,337)	(1.3)	$18,279	2.6

Earnings/(loss) per share:
Basic:
Income/(loss) from continuing operations		$(0.03)		$0.17
Loss from discontinued operations, net of tax		(0.04)		(0.02)
Net income/(loss)		$(0.07)		$0.15
Weighted average shares and equivalents outstanding		114,342		123,865

Diluted:
Income/(loss) from continuing operations		$(0.03)		$0.16
Loss from discontinued operations, net of tax		(0.04)		(0.02)
Net income/(loss)		$(0.07)		$0.14
Weighted average shares and equivalents outstanding		114,342		130,236

(a) Results do not add due to rounding.

(b)  Represents $5,617 of lease termination charges, relocation charges, and accelerated depreciation related to the consolidation and streamlining initiatives announced during the 4th Quarter of Fiscal 2008 and $9,328 related to severance for our former chief executive officer.

(c)  Loss from discontinued operations for the 2nd Quarter of Fiscal 2009 represents the results of operations and an adjustment to the estimated loss on disposal, net of taxes of $3,150, for the non-core misses apparel catalog businesses.

CHARMING SHOPPES, INC.
(Unaudited)

		Six Months		Six Months
		Ended		Ended
	Percent	Aug. 2,	Percent	Aug. 4,	Percent
(in thousands, except per share amounts)	Change	2008	of Sales (a)	2007	of Sales (a)

Net sales	(7.3)	$1,289,962	100.0	$1,390,973	100.0

Cost of goods sold, buying, catalog and occupancy	(3.9)	921,051	71.4	958,387	68.9
Selling, general, and administrative	(1.3)	351,790	27.3	356,321	25.6
Restructuring & other charges (b)	N/A	18,556	1.4	0	0.0
Total operating expenses	(1.8)	1,291,397	100.1	1,314,708	94.5

Income/(loss) from operations	(101.9)	(1,435)	(0.1)	76,265	5.5

Other income, principally interest	(74.4)	1,307	0.1	5,101	0.4
Interest expense	(24.8)	(4,570)	(0.4)	(6,081)	(0.4)

Income/(loss) from continuing operations before income taxes	(106.2)	(4,698)	(0.4)	75,285	5.4
Income tax (benefit)/provision	(105.9)	(1,645)	(0.1)	27,925	2.0

Income/(loss) from continuing operations	(106.4)	(3,053)	(0.2)	47,360	3.4

Loss from discontinued operations (including estimated loss
on disposal of $26,884), net of tax (c)	N/A	(39,741)	(3.1)	(2,783)	(0.2)
Net income/(loss)	(196.0)	$(42,794)	(3.3)	$44,577	3.2

Earnings/(loss) per share:
Basic:
Income/(loss) from continuing operations		$(0.03)		$0.38
Loss from discontinued operations, net of tax		(0.35)		(0.02)
Net income/(loss)		$(0.37)		$0.36
Weighted average shares and equivalents outstanding		114,465		123,434

Diluted:
Income/(loss) from continuing operations		$(0.03)		$0.36
Loss from discontinued operations, net of tax		(0.35)		(0.02)
Net income/(loss)		$(0.37)		$0.34
Weighted average shares and equivalents outstanding		114,465		135,087

(a) Results do not add due to rounding.

(b)  Represents $9,228 of lease termination charges, relocation charges, and accelerated depreciation related to the consolidation and streamlining initiatives announced during the 4th Quarter of Fiscal 2008 and $9,328 related to severance for our former chief executive officer.

(c)  Loss from discontinued operations for Fiscal 2009 represents the results of operations and estimated loss on disposal, net of taxes of $24,004, related to the planned sale of the non-core misses apparel catalog businesses.

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	August 2,	February 2,
(In thousands, except share amounts)	2008	2008
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$131,319	$61,335
Available-for-sale securities	6,380	13,364
Accounts receivable, net of allowances of $2,105 and $6,262	3,540	33,535
Investment in asset-backed securities	109,301	115,912
Merchandise inventories	337,330	330,216
Deferred advertising	11,269	5,546
Deferred taxes	10,437	9,773
Prepayments and other	179,621	151,716
Current assets of discontinued operations	65,650	119,994
Total current assets	854,847	841,391

Property, equipment, and leasehold improvements – at cost	1,069,830	1,117,559
Less accumulated depreciation and amortization	620,154	658,410
Net property, equipment, and leasehold improvements	449,676	459,149

Trademarks and other intangible assets	189,203	189,562
Goodwill	66,666	66,666
Other assets	40,343	56,536
Total assets	$1,600,735	$1,613,304

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$158,711	$122,629
Accrued expenses	178,511	168,573
Current liabilities of discontinued operations	43,150	46,086
Current portion – long-term debt	8,155	8,827
Total current liabilities	388,527	346,115

Deferred taxes	38,746	38,122
Other non-current liabilities	196,643	192,454
Long-term debt	308,329	306,169

Stockholders’ equity
Common Stock $.10 par value:
Authorized – 300,000,000 shares
Issued – 152,144,426 shares and 151,569,850 shares	15,214	15,157
Additional paid-in capital	412,971	407,499
Treasury stock at cost – 38,482,213 shares and 36,477,246 shares	(347,730)	(336,761)
Accumulated other comprehensive income/(loss)	(2)	22
Retained earnings	588,037	644,527
Total stockholders’ equity	668,490	730,444
Total liabilities and stockholders’ equity	$1,600,735	$1,613,304

Certain prior-year amounts have been reclassified to conform to the current-year presentation.

Amounts are preliminary and subject to reclassifications and adjustments.

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twenty-six Weeks Ended
	August 2,	August 4,
(In thousands)	2008	2007

Operating activities
Net income/(loss)	$(42,794)	$44,577
Adjustments to reconcile net income/(loss) to net cash provided by operating activities
Depreciation and amortization	50,566	46,256
Estimated loss on disposition of discontinued operations	42,768	0
Deferred income taxes	(277)	350
Stock-based compensation	5,014	7,760
Excess tax benefits related to stock-based compensation	0	(780)
Write-down of deferred taxes related to stock-based compensation	(1,333)	0
Write-down of capital assets	2,217	0
Net (gain)/loss from disposition of capital assets	(1,066)	1,191
Net gain from securitization activities	(83)	(1,170)
Changes in operating assets and liabilities
Accounts receivable, net	29,995	30,257
Merchandise inventories	95	23,800
Accounts payable	32,242	(13,330)
Deferred advertising	(1,957)	5,266
Prepayments and other	(5,295)	8,580
Accrued expenses and other	1,425	5,358
Net cash provided by operating activities	111,517	158,115

Investing activities
Investment in capital assets	(38,459)	(74,016)
Proceeds from sales of capital assets	4,813	0
Gross purchases of securities	(3,489)	(26,501)
Proceeds from sales of securities	10,719	2,579
(Increase)/decrease in other assets	459	(7,789)
Net cash used by investing activities	(25,957)	(105,727)

Financing activities
Proceeds from issuance of senior convertible notes	0	275,000
Proceeds from long term borrowings	108	790
Repayments of long-term borrowings	(4,579)	(5,968)
Payments of deferred financing costs	(46)	(7,541)
Excess tax benefits related to stock-based compensation	0	780
Purchase of hedge on senior convertible notes	0	(90,475)
Sale of common stock warrants	0	53,955
Purchases of treasury stock	(10,969)	(149,416)
Funds deposited with third party for purchases of treasury stock	0	(40,000)
Net proceeds/(payments) from shares issued under employee stock plans	(62)	(77)
Net cash provided/(used) by financing activities	(15,548)	37,048

Increase in cash and cash equivalents	70,012	89,436
Cash and cash equivalents, beginning of period	61,842	143,838
Cash and cash equivalents, end of period	$131,854	$233,274

Non-cash financing and investing activities
Common stock issued on redemption of convertible notes	$0	$149,564
Assets acquired through capital leases	$5,959	$4,137

Amounts are preliminary and subject to reclassifications and adjustments.